EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 6/25/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
5/1/2026	Sell	26,500	64.18
5/4/2026	Sell	14,364	63.70
5/5/2026	Sell	3,415	63.96
5/6/2026	Sell	10,114	64.74
5/7/2026	Sell	1,502	64.94
5/11/2026	Sell	7,660	64.54
5/12/2026	Sell	3,248	64.04
5/13/2026	Sell	2,953	64.11
5/14/2026	Sell	1,954	64.22
5/15/2026	Sell	4,291	63.87
5/18/2026	Sell	2,420	64.00
5/20/2026	Sell	6,560	63.68
5/21/2026	Sell	2,639	63.94
6/25/2026	Sell	503	64.69